Exhibit 99.4

GENERAL MEETING OF SHAREHOLDERS

OF

Abcam plc

Discovery Drive

Cambridge Biomedical Campus

Cambridge CB2 0AX

United Kingdom (Registered in England & Wales under Company No. 03509322)

PROXY STATEMENT

DATED June 5, 2023

OF

Jonathan Milner

To Fellow Abcam Shareholders:

This Proxy Statement and the accompanying BLUE Proxy Card are being furnished to shareholders (“Shareholders”) of Abcam plc (“Abcam” or the “Company”) in connection with the solicitation of proxies by Dr. Jonathan Milner (“Dr. Milner” or the “Nominee”) to be used at the general meeting of Shareholders which is to be held at the Company’s offices at Discovery Drive, Cambridge Medical Campus, Cambridge, CB2 0AX, United Kingdom or another location to be announced by the Company, on or before July 18, 2023, and at any prior date, adjournments, postponements or continuations thereof (the “General Meeting”).

The General Meeting is being called by Abcam’s Board of Directors (the “Board”) in response to a request delivered by Dr. Milner to the Company on May 30, 2023 (the “Meeting Request”) in his capacity as a member of the Company holding more than 5% of the Company’s outstanding ordinary shares (the “Shares”), which Meeting Request, by operation of the United Kingdom Companies Act 2006 (the “Companies Act”), compelled the Company to call the General Meeting as requested.

Dr. Milner delivered the Meeting Request because he believes the Company has lost focus and significantly underperformed since he resigned from the Board in 2020 and since the Company withdrew from the London Stock Exchange in 2022, and by the Proposals set forth herein he intends to help restore Abcam’s financial and operational performance and create shareholder value by giving the Company more effective Board-level leadership.

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Proposals 1, 2, and 3 – Removal of Certain Directors from the Board

Pursuant to Abcam’s Articles of Association (as they exist and as they may subsequently be amended or restated, the “Articles”), the Abcam Board of Directors (the “Board”) shall be comprised of not more than 12 directors. The Board currently has nine members. The Shareholders are entitled to appoint directors to the Board by ordinary resolution of the Shareholders at annual and extraordinary general meetings. The Board may appoint or remove directors so long as the total number of directors does not exceed the maximum number fixed by the Articles.

At the General Meeting, Dr. Milner will seek the adoption of resolutions to have Mr. Peter Allen, Mr. Michael S. Baldock, and Ms. Sally W. Crawford, removed from office as directors of the Company.

The following is the text of the proposed resolutions:

“THAT Peter Allen be removed from office as a director of the Company with immediate effect.”

“THAT Michael S. Baldock be removed from office as a director of the Company with immediate effect.”

“THAT Sally W. Crawford be removed from office as a director of the Company with immediate effect.”

Dr. Milner is bringing Proposals 1 through 3 for consideration at the General Meeting because the Company has not met its potential and has overcompensated management for underperformance, causing Dr. Milner to lose confidence particularly in the Board members he believes to be most responsible for this: Chairman of the Board Peter Allen, Chief Financial Officer Michael S. Baldock, and Compensation Committee Chair Sally W. Crawford. Proposals 1 through 3 are not brought to make room on the Board for Dr. Milner or additional directors pursuant to Proposals 5 and 7, as there currently are three vacant seats on the Board. Mr. Baldock’s position as Chief Financial Officer is not affected by the Proposals.

Proposal 4 – Removal of New Directors

At the General Meeting, Dr. Milner will seek the adoption of a resolution that any director appointed after the Company’s receipt of the Meeting Request be removed from office as a director of the Company.

The following is the text of the proposed resolution:

“THAT in the event any director of the Company is appointed after the Company’s receipt of the general meeting request dated May 30, 2023 and prior to this meeting, each such director be removed from office as a director of the Company with immediate effect.”

Dr. Milner is bringing Proposal 4 for consideration at the General Meeting to prevent the current Board from frustrating the purpose of the General Meeting by appointing new directors to fill all vacant seats or simply to increase Board size so that Dr. Milner’s influence and vote in the Board will be diluted.

Proposal 5 – Appointment of Dr. Milner to the Board

At the General Meeting, Dr. Milner will seek the adoption of a resolution appointing him to serve as a Director of the Company.

The following is the text of the proposed resolution:

“THAT Dr. Jonathan Milner, having consented to act, be appointed as Director of the Company with immediate effect.”

Dr. Milner is bringing Proposal 5 for consideration at the General Meeting because the Company needs refreshed and better leadership at the Board level. The current Board members lack an Abcam-shareholder perspective or interest – as owners of less than 1% of the Company combined. Dr. Milner has the scientific, governance, and operational Board-level experience that this Board needs. Dr. Milner has executed all requisite consents to being named in this Proxy Statement and, if appointed, to serve as a Director of the Company.

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Proposal 6 – Appointment of Dr. Milner as Executive Chairman

At the General Meeting, Dr. Milner will seek the adoption of a resolution of the Shareholders appointing him to serve as Executive Chairman of the Company.

The following is the text of the proposed resolution:

“THAT Dr. Jonathan Milner, having been appointed a Director of the Company, be further appointed to the position of Executive Chairman of the Company with immediate effect.”

Dr. Milner is bringing Proposal 6 for consideration at the General Meeting because he needs the authority provided by the role of Executive Chairman in order to bring about the substantial changes needed at the Company.

Proposal 7 – Search for and Appointment of New Directors

At the General Meeting, Dr. Milner will seek the adoption of a resolution that the Board should search for and appoint two or more new highly qualified, independent directors to the Board promptly after the General Meeting.

The following is the text of the proposed resolution:

“THAT it is the consensus of the shareholders that, promptly after the conclusion of this meeting, the Board of Directors shall conduct a thorough search for candidates and shall appoint at least two additional, independent, highly qualified Directors to the Board whose qualifications will include significant capital allocation and biotechnology company operating experience.”

Dr. Milner is bringing Proposal 7 for consideration at the General Meeting because he believes the Board will benefit from the addition of directors with relevant financial and scientific backgrounds, which expertise is lacking in the current Board. Dr. Milner is aware of several highly-qualified individuals who would be willing to be included in the search and serve on the Board. The Board has authority to appoint new directors.

Proposal 8 – Expense Reimbursement

At the General Meeting, Dr. Milner will seek the adoption of a resolution that the Company shall reimburse expenses incurred by him and by others working with him to bring the Proposals to the Shareholders for a vote.

The following is the text of the proposed resolution:

“THAT the expenses incurred by Dr. Milner and those acting on his behalf in connection with his engagement with the Company in respect of the request to convene a general meeting be reimbursed by the Company.”

Dr. Milner is bringing Proposal 8 because his actions in connection with the General Meeting provide benefits for the Company and all of its Shareholders (as more fully set forth in the Background of the Solicitation section of this Proxy Statement), and because much of the costs he has incurred to bring the Proposals to the Shareholders were made necessary by the Company’s refusal to facilitate his actions to call an extraordinary meeting and instead imposed procedures that cost over a million dollars in Depositary fees alone – just to exercise franchise rights that are enshrined in UK law for the holders of ordinary shares, thereby disrespecting and frustrating the franchise rights of ADS holders.

Other Matters

Dr. Milner knows of no other business to be presented at the General Meeting. If any other business should properly come before the General Meeting, it is intended that the holder of the BLUE Proxy Card will vote that proxy on such other business in accordance with that holder’s judgment.

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* * * * *

DR. MILNER URGES YOU TO VOTE THE BLUE PROXY CARD (I) FOR THE REMOVAL OF MR. ALLEN AS A DIRECTOR, (II) FOR THE REMOVAL OF MR. BALDOCK AS A DIRECTOR, (III) FOR THE REMOVAL OF MS. CRAWFORD AS A DIRECTOR, (IV) FOR THE REMOVAL OF NEW DIRECTORS, IF ANY, THAT THE COMPANY APPOINTS TO THE BOARD AFTER ITS RECEIPT OF THE MEETING REQUEST DATED MAY 30, 2023 AND BEFORE THE GENERAL MEETING, (V) FOR THE APPOINTMENT OF DR. MILNER AS A DIRECTOR OF THE COMPANY, (VI) FOR THE APPOINTMENT OF DR. MILNER AS EXECUTIVE CHAIRMAN, (VII) FOR A RESOLUTION DIRECTING THE BOARD TO SEARCH FOR AND APPOINT AT LEAST TWO NEW DIRECTORS, AND (VIII) FOR THE EXPENSE REIMBURSEMENT RESOLUTION.

PLEASE NOTE THAT, IF YOUR SHARES ARE REPRESENTED BY AMERICAN DEPOSITARY SHARES AND HELD ON DEPOSIT BY CITIBANK, N.A., AS DEPOSITARY (THE “DEPOSITARY”), OR IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO HAVE YOUR VOTES CAST AT THE MEETING, YOU MUST OBTAIN, COMPLETE AND TIMELY RETURN A PROXY CARD ISSUED IN YOUR NAME OR COMPLY WITH OTHER VOTING INSTRUCTIONS PROVIDED BY THAT INTERMEDIARY.

BACKGROUND OF THE SOLICITATION

•	Dr. Milner founded Abcam in 1998 and became its Chief Executive Officer and a Director on its Board.

•	Under Dr. Milner’s leadership the Company enjoyed positive share performance and great scientific success, becoming the world’s leading supplier of antibodies.

•	In 2005, Dr. Milner led the Company to listing on the London Stock Exchange.

•	In 2014, Dr. Milner stepped down as Chief Executive Officer to facilitate an orderly succession of management leadership. By this time initial investors in the Company had experienced an extraordinary ~20x appreciation.

•	Upon the occurrence of Dr. Milner’s stepping down, Mr. Alan Hirzel, previously the Chief Marketing Officer of the Company, was promoted to Chief Executive Officer. Dr. Milner continued as Deputy Chairman of the Board and undertook a role mentoring the new Chief Executive Officer.

•	By 2019, the Company had grown to a market capitalization of ~$5 billion.

•	In June 2020, Dr. Milner announced that he would not stand for reelection to the Board later that year, after what he believed to be a sufficient period of transition to new leadership.

•	On October 21, 2020, the Company’s registration of American Depository Shares (“ADSs”) to be traded through the Nasdaq exchange was declared effective by the U.S. Securities and Exchange Commission (“SEC”).

•	Effective October 26, 2020, the Company executed a Deposit Agreement with Citibank, N.A. as Depositary to create a facility to hold Shares represented by ADSs. The Deposit Agreement empowers the Depositary to vote Shares it holds pursuant to instructions received from ADS holders, but it does not provide any authority or mechanism for the Depositary to exercise the right of holders of >5% of the Company equity in the form of ADSs to call a general meeting. The Deposit Agreement contains a provision facilitating conversion of ADSs to ordinary shares upon payment of a $5 per 100 share conversion fee.

•	On October 17, 2022 the Company announced that it would delist from the London Stock Exchange.

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•	On October 17, 2022 the Company published an open letter to the Shareholders about trading ADSs through Nasdaq which listed several expected benefits of the action, such as liquidity and access to larger capital pools, and noted that the Companies Act of 2006 would continue to control. However, it did not include any warning that ADS holders would lose some important rights that are enjoyed by holders of ordinary shares, such as the right of 5% owners to call a general meeting.

•	Similarly, the Company has provided, and still provides, a page in the investor section of its website entitled “Abcam’s American Depositary Receipt (‘ADR’) Programme” which lists many purported “benefits of ADRs to US investors” and which identifies no risks or other detriments of trading in ADS rather than ordinary shares, whether about the loss of the right to call a general meeting or otherwise.

•	On December 13, 2022, the Company’s voluntary delisting from the London Stock Exchange became effective and trading of ordinary shares through that exchange ceased.

•	Subsequently, well over 90% of the Company’s Shares have come to be held through ADS arrangements and traded via Nasdaq rather than held directly by investors as ordinary shares and traded via the London Stock Exchange.

•	From October 2020 through early 2023 the Company experienced sustained financial underperformance and value destruction for Shareholders following the Nasdaq listing.

•	During that time the public trading price of the Company’s stock fell from ~$19 per share to a low of ~$13 per share – a loss of about one-third of its market value in just over two years. This erosion of share value is out of step with the performance of peer companies, which enjoyed an average ~one-third increase in value during that same time, in a range of ~10% gain to a high of ~70% gain.

•	During that time Abcam’s Return on Invested Capital (ROIC) dropped as well. Prior to Dr. Milner’s resignation, Abcam’s ROIC typically exceeded its Weighted Average Cost of Capital.

•	On March 10, 2023 Dr. Milner filed an SEC Form 13G disclosing his beneficial ownership of 11,993,853 shares of Abcam stock.

•	On April 28, 2023, Dr. Milner met with Peter Allen, the Chairman of the Board, and Alan Hirzel, the Chief Executive Officer, to discuss the Company’s poor performance and the possibility that the Board would appoint him as a Director so he could help return the Company to strong performance.

•	Later that same day, Messrs. Allen and Hirzel wrote Dr. Milner to ask that he meet with the Board’s non-executive members because “they would find it helpful to hear from you some of the specifics of what you would propose to bring to the board in the short to medium term.”

•	On May 1, 2023, Dr. Milner wrote to thank them for the meeting and to say he was happy to speak with the non-executive Directors, but also to question why “the non-executive directors, many of whom have known me for years as a founder and fellow director, have so many unanswered questions as to what I can bring to the Board” and consequently to question whether the invitation was made in good faith. He proposed that he be re-appointed to the Board immediately after the May 17, 2023 annual general meeting.

•	On May 1, 2023, Messrs. Allen and Hirzel wrote Dr. Milner in reply to say: “We are very keen for our non-executives to hear from you directly, in particular the four non-executive directors who have not served on the board with you previously, so they can see first-hand the benefits your support and expertise could bring.”

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•	On May 1, 2023 Dr. Milner filed a Schedule 13D declaring “that he intends to become more actively involved in the affairs of the Issuer and to engage with the Issuer regarding its governance, performance and direction.”

•	Given the Board’s off-putting response to his proposed return to the Board, and the Board’s discretion to call an extraordinary general meeting, and his 6% ownership of the Company, Dr. Milner reached out to the Depositary, through which he could vote the ordinary shares represented by his ADSs, to inquire about proper paths by which he could call an extraordinary general meeting regarding his proposed appointment to the Board that would not require that he first convert his ADSs into ordinary shares.

•	On May 9, 2023, the Depositary, by its legal counsel, wrote to Dr. Milner’s legal counsel acknowledging the substantial fee required for conversion of ADSs to Ordinary Shares, and proposing a process which the Depositary thought was an alternative to call a general meeting without conversion of ADSs that should be fully acceptable to Abcam:

We would therefore propose that [Dr. Milner] convert his DTC position to a registered holder position on the Depositary’s books and records. This conversion would not incur any cancellation or other Depositary fees payable under the terms of the Deposit Agreement. Following such conversion, the Depositary would issue to your client an account statement reflecting his ADS position, in line with its standard operation procedure. Along with the account statement evidencing the registered holder's name and ADS position on that specific date, the Depositary would also include a cover letter to the registered holder which would state that, as of the date of the account statement, the number of ADSs held by your client represents the beneficial ownership of a specified number of ordinary shares being safekept by the Depositary for the benefit of the ADS holders (note that the ADS-to-ordinary share ratio is 1 ADS to 1 ordinary share held on deposit with the Depositary’s custodian). We think that the account statement and the cover letter should provide sufficient evidence to the Company of your client’s beneficial ownership of the corresponding ordinary shares so as to provide your client with standing to execute the Nominee Notice and to exercise the shareholder rights set forth therein.

•	On May 11, 2023, Dr. Milner addressed the Company through a letter from his legal counsel to ask that the Board exercise its discretion to call an extraordinary general meeting of the Shareholders if he should request such a meeting, or at a minimum, that the Company would permit him to direct the calling of such a meeting himself without having first to convert his ADS holdings into ordinary shares of the Company, following the procedures recommended by the Company’s own Depositary. The letter said in part:

Dr. Milner is the beneficial owner of more than 6% of the Company. He asked that the Company’s Board of Directors (the “Board”) appoint him to become a member of the Board but so far they have not obliged. Dr. Milner is exploring requesting an extraordinary general meeting of the Company’s shareholders (the “EGM”).

The Company’s ADRs are governed by the Company’s October 26, 2020 Deposit Agreement with Citibank, N.A. as Depositary. That agreement provides that Citibank will exercise certain governance rights on behalf of ADR holders like Dr. Milner, although it does not specifically address the calling of EGMs. We believe this to be an oversight since the right of 5% shareholders of a UK plc to call a special meeting is enshrined in law, market expectations and is reflected in the Company’s public disclosures. We have had several discussions with Citibank, and they and their counsel have indicated that they would provide us with a certification that Dr. Milner owns more than 5% of the Company, through his ADRs. Citibank asserts that, if Dr. Milner attaches this evidence of ownership to a demand for the calling of an EGM, the Company will give such demand legal effect and call such a meeting.

As you know, Dr. Milner can also convert his ADRs and call the meeting as a direct owner of ordinary shares. However, the Deposit Agreement requires a conversion fee of $5 per hundred shares which, along with other potential conversion costs, could cause Dr. Milner millions of dollars in expenses to convert his ADRs into ordinary shares and later convert them back to ADRs. We can’t imagine any legitimate business reason why the company would require Dr. Milner to waste so much money in order to exercise his rights as a shareholder.

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For such reasons we ask that the Company confirm that it does not require an unnecessary and wasteful conversion to ordinary shares as a prerequisite formality, and that it instead concurs with the Citibank-endorsed process and outcome described above – or preferably, that it commits simply to call an EGM if Dr. Milner should so request.

•	On May 15, 2023, the Company responded through its legal counsel that the Board would not call an extraordinary general meeting at Dr. Milner’s request, claiming “we think it’s highly premature to explore the mechanics of requisitioning an extraordinary general meeting of the company’s shareholders.” The letter continued regarding the Depositary’s proposed process:

We note the statement in your letter that [Depositary] Citibank asserts that, if Dr. Milner attaches a certification that he owns more than 5% of the Company through his ADRs to a demand for the calling of an EGM, the Company will give such demand a legal effect and call the EGM. Please be aware that Citibank has no authority to speak on behalf of the Company and if they gave this assertion, they did so without having discussed it with the Company.

•	On May 16, 2023, Dr. Milner replied through a letter by his legal counsel stating that the Company “is playing games and is not considering in good faith Dr. Milner’s candidacy for the Board” and it posed a question: “[w]e ask again – will the Company call an EGM if asked by Dr. Milner if that request is accompanied by evidence of his ownership of ADRs?” The letter also questioned the Company’s representations about its dealings with Dr. Milner: “You say the Company is in ‘ongoing productive conversations’ with Dr. Milner. We think it’s clear that your client already has decided not to add him to the Board based in part upon statements your client has made, including asking him repeatedly what he ‘brings to the Board’ as if they were meeting him for the first time.”

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On May 17, 2023, a representative of the Company contacted Dr. Milner to advise him that the Board could agree to appoint him as a non-executive director if he would agree to certain restrictions on his rights as a shareholder and director, including standstill and non-disparagement agreements.

•	The foregoing exchange of correspondence and other dealings with the Company convinced Dr. Milner that the Board would not work with him in good faith to join as a full member or to have an effective say in Company management thereafter, so he would instead need to obtain the authority needed to make required changes at the Company by action of its Shareholders instead. Factors leading to that conclusion included, for example, the Board’s use of ADRs to stifle shareholder franchise rights, the Board’s requirement that he accept a standstill and other powerful restrictions on his rights in order to serve as a Director, the weakness of the current Chairman’s actions to protect shareholder rights and to hold executives accountable for poor performance, the Board’s reported subjective impression that they were doing a good job when in fact they were failing, and informal communications with other shareholders who expressed to Dr. Milner their disappointment and dissatisfaction with this Board’s performance. This led Dr. Milner to the conclusion that fundamental changes were needed from the top down to restore the Company’s good governance, execution, and capital allocation; and hence, that he should seek the Executive Chairman position.

•	On May 17, 2023, Dr. Milner issued a press release disclosing that he had commenced taking steps to call an extraordinary general meeting of the Company’s Shareholders. The press release says in part:

Jonathan Milner, the founder and one of the largest investors in Abcam plc (“Abcam” or the “Company”) (NYSE: ABCM) with ownership of 6.3% of the Company, announced today that he is taking steps to call an Extraordinary General Meeting of the Company’s shareholders.

His plan is to remedy a period of sustained operational underperformance and value destruction by the current Board and leadership team since he resigned from the Board in October 2020 by giving the Company more effective leadership at the Board level now. The broader purpose of the meeting is to provide a forum for shareholders to exercise their right to restore focus around governance, execution, and cost control to Abcam and elevate it to the valuation it rightly deserves.

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Jonathan Milner intends to solicit shareholder support to replace the Chairman of the Board, Peter Allen, with himself as Executive Chairman.

Jonathan Milner said: “The Extraordinary General Meeting is an opportunity for shareholders to send a clear message to the Abcam Board that we are dissatisfied with the Company’s recent performance and that it needs to immediately enhance focus on governance, execution, and cost control.

“I am deeply invested in Abcam’s success and, when it became apparent that the Board had become so ineffective that it was impeding the Company’s ability to achieve its performance objectives, I first sought to reach a constructive solution directly with the Board to return as a non-executive Board member, which I was invited to do subject to restrictions that would impair my ability to hold the management team accountable and to serve effectively.

“It has now been proved that, under the current Chairman, the Board and leadership team are unable to restore the value of the Company and I now feel compelled to return to the Board as the Executive Chairman. If reappointed, I intend to return to Abcam full-time and urgently get back to work at the heart of the Company. Shareholders deserve an opportunity to have an industry expert who has deep knowledge of Abcam chairing the Board to restore the Company to its previous market leadership and create shareholder value in the short to medium term.

In order to fully focus on Abcam, Jonathan Milner has relinquished all other Board member responsibilities with the exception of one private company.

•	On May 17, 2023 the Company filed a Form 6-K disclosing the results of its annual meeting, which included re-election of the Board members.

•	On May 17, 2023 the Company filed a second Form 6-K which disclosed a “Statement on potential Extraordinary General Meeting” in response to Dr. Milner’s press release. The Statement says in part:

The Company was surprised that Dr. Milner has decided to make this public statement, given the ongoing discussions with him regarding his appointment to the Board.

Dr. Milner first formally requested to be re-appointed to the Board on 28th April 2023, less than three weeks prior to the Company’s Annual General Meeting (“AGM”) and after the date he could have requisitioned a resolution at the AGM to achieve his aims. The Board moved quickly to consider him returning to the Board including having him meet with all non-executive directors within 10 days.

Dr. Milner’s request was thoroughly considered by the Nomination Committee and the full Board of Directors. It was determined today that Dr. Milner would be offered the opportunity to be appointed to the Board subject to a customary relationship agreement, the terms of which were to be discussed and agreed upon. After informing Dr. Milner that the Board was inclined to appoint him, he immediately rejected such invitation and then requested to be named Executive Chairman, replacing the current Chairman.

The Company notes that Dr. Milner has issued a press release with respect to this request, even before the Board had time to respond. The Company is disappointed that despite the Board’s clear and consistent efforts to engage constructively with Dr. Milner, he has instead pursued aggressive tactics as he seeks to force the Company to agree to his demands.

Today, the Company’s AGM concluded with shareholders voting overwhelmingly in support of all resolutions, with directors receiving on average 95% support of the shares voted.

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•	On May 18, 2023 Dr. Milner filed an amendment to his Schedule 13D which disclosed his publication of the May 17, 2023 press release.

•	On May 18, 2023, the Company responded to the May 16, 2023 letter through its legal counsel by letter stating again that it was not compelled to facilitate an extraordinary general meeting because Dr. Milner held ADSs and not ordinary shares, and that consequently it would not do so. They offered no comment on the point that the Board could call the meeting in its discretion in response to the request of a 6% holder of ADSs, or any critique of the procedure recommended by the Depositary. They argued instead:

The right to require the directors of a company to convene a general meeting of the company's shareholders under section 303 of the Companies Act 2006 (the "Companies Act"), to which your letter dated 11 May 2023 appears to refer, may only be exercised by the "members" of a company representing not less than 5 per cent. of the paid-up voting capital of that company. Under section 112(2) of the Companies Act, a "member" is any "person who agrees to become a member of the company, and whose name is entered in its register of members".

As you and Dr. Milner are aware, Dr. Milner does not appear in the Company's register of members as a member owning the requisite number of ordinary shares in the capital of the Company to exercise rights under section 303 of the Companies Act. Providing evidence of the number of American Depositary Receipts ("ADRs") that Dr. Milner owns as you suggest in your prior letters would not overcome this basic issue. As a matter of good governance, the board of directors of the Company (the "Board") would not be able to comply with any request from Dr. Milner to convene a general meeting of the Company unless it is validly made in accordance with the applicable provisions of the Companies Act and the articles of association of the Company. Anything less would set a bad precedent and would therefore not be in the best interests of the members of the Company as a whole.

•	The letter closed with a representation that: “[t]he Company remains open to engaging in constructive dialogue regarding the potential terms of the appoint (sic) of Dr. Milner to the Board,” a reference to the unacceptable “restrictions” that were rejected previously, and with an extraordinary general meeting available only if Dr. Milner (or any other ADS holder) would pay to convert over 5% of Company equity from ADS to ordinary shares in order to call a meeting to force the issue.

•	The upshot of this correspondence was clarity that the Board would not voluntarily appoint Dr. Milner to become Executive Chairman or even to become a member of the Board with equal status to other Directors of the Company. If Dr. Milner wanted to pursue the matter further he would have to first convert ADSs representing more than 5% of Company equity into ordinary shares. The conversion fee for this action, payable to the Depositary, would be approximately $600,000, and the cost to convert back to ADSs could cost an additional $600,000 without regard to other taxes and fees.

•	More generally, the Company’s position gave holders of ADSs – who own over 90% of the Company – lesser rights than holders of ordinary shares, by imposing upon ADS holders the burden to incur substantial expense to exercise rights that holders of ordinary shares enjoy, including the legally-enshrined right of >5% holders to call an extraordinary general meeting of the Shareholders when they perceive the need.

•	On May 19, 2023, Dr. Milner initiated the conversion of 11.7 million ADSs to ordinary shares so that he would be able to compel an extraordinary general meeting, and he paid the conversion fee of nearly $600,000 which was required by the conversion according to the Deposit Agreement.

•	On May 22, 2023, Dr. Milner responded to the May 18, 2023 letter by letter of his own legal counsel which stated in substance that the Company’s posture was transparently pretextual, that its real motivation was entrenchment, and that it was weaponizing the ADS-ordinary share conversion expenses that the Company had inserted into its Deposit Agreement in order to inhibit the rights of ADS investors such as Dr. Milner. It states:

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We now have the Company’s position - instead of facilitating Dr. Milner’s request to call an EGM the Company is doing everything in its power to impede it. This is not just disappointing, it evidences disrespect for the rights and interests of the Company’s investors.

The contention that this is good corporate governance is transparently pretextual. The Board is squarely within its power to call an EGM in its discretion. It could be prompted to do so by the request of a holder of 6.3% of the Company’s equity in ADRs, and it would be compelled to do so by the request of a holder of 6.3% of the Company’s equity in ordinary shares. The Board’s choice not to respect ADR-holder interests in an equivalent manner as it respects ordinary shares is not good governance, it is entrenchment. Your argument that the Company would create “bad precedent” if it were to respond differently has the issue backward – the bad precedent being set here is the Company’s mistreatment of ADR holders.

The Company also is wasting assets. Rather than calling an EGM the Company is spending shareholder money on lawyers and other advisers to resist that action. In the short term it also wastes the assets of a major investor by needlessly compelling an expensive conversion to ordinary shares – a cost that ultimately will be borne by the Company when that expense is reimbursed following an EGM. There is no legitimate business purpose to justify this burn of assets, which has no goal other than to suppress investor franchise rights.

The Company’s position as stated in your letter creates a serious investor disclosure issue for the Company. While you are correct that the Deposit Agreement had been disclosed publicly, there was no warning given about the Company’s intention to be rigid in enforcement of it in a manner contrary to investor rights and interests. The Company now says that, for ADR holders to exercise the same rights as the holders of an equal number of ordinary shares, they must first pay five cents per ADR in order to have those same rights, and then incur a possibly greater cost if they want to convert back to ADRs to have the liquidity rights they bought when purchasing through the Nasdaq exchange. That cost applies to the first share. If an ADR investor wishes to exercise the rights of owning greater than 5% of the Company, as Dr. Milner now does, the conversion costs could run into the millions – just to exercise the same rights as the same number of ordinary shares. There is nothing in the Company’s disclosures that comes close to providing an adequate warning about this franchise-exercise tax before it ended London exchange listing and led many of its investors into ADR status.

Whilst Dr. Milner reiterates that he is deeply invested in Abcam’s success and seeks to reach a constructive and efficient solution to return as the Executive Chairman of the Board on a fulltime basis in order to urgently get back to work at the heart of the Company, he will not be deterred by the Company’s wrongful actions, which will not prevent an EGM. To the contrary, the Company’s recent behavior validates Dr. Milner’s concerns and, whilst he is grateful that the Board acknowledged the need to have him return as a Non-Executive Director (a position to which Peter Allen might transition as part of an agreement to appoint Dr. Milner as Executive Chairman), the above-outlined behavior further demonstrates the need for the changes he will be seeking at the EGM.

•	On May 23, 2023 Dr. Milner met with directors Mara Aspinall and Mark Capone to discuss the Company’s proposed terms for Dr. Milner to be appointed to the Board without need for an EGM, and confirmed those terms in an email the next day. The Board indicated it would not consider his appointment to the Board unless he accepted by contract certain restrictions including, as examples, the following:

o	barring him from calling an extraordinary general meeting;

o	barring him from supporting any proxy contest or other form of shareholder activism;

o	barring “disparagement” of the Company or other directors;

o	providing a general release for the Company and its directors; and

o	waiving any authority to bind the Company or take any executive action without Board authorization.

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•	Dr. Milner would not accept a second-class Board position. These conditions, combined with the Company’s poor performance and its recent actions to block a general meeting, reaffirmed Dr. Milner’s resolve to become Executive Chairman in order to gain the authority needed to return the Company to strong performance.

•	Dr. Milner also around this time determined it was necessary to remove from the Board those three Directors who he believed to be the most responsible for the Company’s poor financial performance and overcompensation of its executives, and who are now engaged in entrenched, Shareholder-unfriendly conduct: namely, the Chief Financial Officer and the Chair of the Compensation Committee in addition to the Chairman of the Board who ultimately is responsible for the policies and Board failures.

•	On May 30, 2023, Dr. Milner received word that conversion of his ADSs to ordinary shares was completed. That same day he served a demand upon the Company to call a general meeting, thereby permitting the Shareholders to consider the Proposals despite the Company’s many efforts to block them. The demand included a 1,000-word statement from Dr. Milner that the Company is required to include in its own proxy materials. That statement is attached hereto as Annex A for reference.

•	On May 30, 2023, Dr. Milner called the Company’s CEO, Alan Hirzel, to say he was ready to deliver a demand for an extraordinary general meeting, but would prefer to resolve the matter by agreement. Dr. Milner said that he and Mr. Hirzel had worked together well before, and could again with the rest of the Board, and asked whether there were any circumstances under which the Board would appoint him director and Executive Chairman. Mr. Hirzel said there were not, and the Company would instead defend a proxy contest if Dr. Milner were to pursue the matter further.

•	On May 30, 2023, Dr. Milner filed an amendment to his Schedule 13D which disclosed his delivery of the EGM demand and a press release regarding that action. The press release says in part:

Jonathan Milner, the founder and one of the largest investors in Abcam plc (“Abcam” or the “Company”) (NYSE: ABCM) with ownership of 6.3% of the Company, announced today that he has formally requisitioned the Board of Directors to convene an extraordinary general meeting of shareholders (“EGM”) to reverse a period of sustained financial and operational underperformance by providing more effective Board level leadership for the Company.

The EGM will enable shareholders to vote on the following proposals:

1.	The removal of Peter Allen, Michael Baldock, and Sally Crawford from office as Directors of the Company

2.	The removal of any Director of the Company appointed after the Company’s receipt of the request to convene an EGM and before the occurrence of the meeting

3.	The election of Jonathan Milner as a Director and appointment as Executive Chairman of the Board

4.	A non-binding shareholder resolution to the Board to conduct a thorough search for candidates and appoint at least two other independent, highly qualified Directors to the Board promptly after the meeting

5.	Company reimbursement of expenses of Jonathan Milner and affiliates incurred in connection with the foregoing matters

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Jonathan Milner has the expertise and shareholder-aligned interest that is needed to urgently address the loss of focus by the current Board including poor governance, execution, and cost control, which has led to the Company’s value destruction and underperformance. If appointed, Jonathan Milner will work tirelessly to restore Abcam to the valuation it deserves.

Further background can be found in Jonathan Milner’s letter to shareholders dated 17 May 2023.

For more information on Jonathan Milner’s proposals, please visit: https://abcamfocus.com/.

•	On May 30, 2023 the Company filed a Form 6-K which disclosed a “Statement on calling an Extraordinary General Meeting”. The Statement repeats prior claims that the Board “has met with Dr. Milner in good faith to discuss how his expertise can be used at the Board” without an EGM, but which claimed ignorance of what Dr. Milner offers to the Board despite his obvious efficacy in prior years and which failed to disclose the restrictions it required as prerequisites to that position.

•	Perceiving the Company’s response to be more of the same stalling and entrenchment, Dr. Milner resolved to continue to press the Proposals to give the Shareholders a voice on these issues and to obtain the position he needs to return the Company to strong performance it can attain and the Shareholders deserve.

Dr. Milner

Dr. Milner is pursuing this solicitation of proxies from Shareholders. His principal business address is Honey Hill House, 20 Honey Hill, Cambridge, CB3 0BG, United Kingdom.

Annex B sets forth all transactions in securities of Abcam he has effected during the past two years and his total beneficial ownership of securities of Abcam.

Dr. Milner intends to vote all Shares under his beneficial ownership FOR the Proposals set forth above. As set forth under Annex B, Dr. Milner may be deemed to beneficially own, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), 14,431,202 shares, representing approximately 6.28% of outstanding shares, based upon the 229,723,147 Shares stated to be outstanding as of May 17, 2023 by the Company in its Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 17, 2023. Dr. Milner has authority to vote Shares beneficially owned by certain limited liability companies, and disclaims beneficial ownership of Shares owned by his spouse except to the extent of his pecuniary interest in those Shares.

Dr. Milner is independent from the Company under the independence standards applicable to the Company under paragraph (a)(1) of Item 407 of Regulation S-K and, if appointed as a director, would be an “independent director” in accordance with the listing standards of the Nasdaq Stock Market LLC. If appointed as Executive Chairman, Dr. Milner may not be deemed an “independent” director for Nasdaq purposes depending on the terms of his service, which will be determined by the Board.

Except as set forth herein, (a) Dr. Milner is not, and was not within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Abcam, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (b) Dr. Milner, and no associate of Dr. Milner, to his knowledge, has any arrangement or understanding with any person with respect to (x) any future employment by Abcam or its affiliates or (y) any future transactions to which Abcam or any of its affiliates will or may be a party; (c) Dr. Milner, and no associate of Dr. Milner, owns beneficially, directly or indirectly, any securities of Abcam or any subsidiary of Abcam; and (d) Dr. Milner, and no associate of Dr. Milner, to his knowledge, was a party to a transaction that is required to be described under Item 404(a) of Regulation S-K.

Except as set forth herein, (a) neither Dr. Milner, nor any associate of him, is a party adverse to Abcam or any of its subsidiaries or has a material interest adverse to Abcam or any of its subsidiaries in any material proceeding; (b) there is no event that occurred during the past 10 years with respect to him that is required to be described under Item 401(f) of Regulation S-K; and (c) there is no arrangement or understanding between him and any other person pursuant to which he is to be selected as a nominee hereunder.

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Forward-Looking Statements

This Proxy Statement contains forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The statements contained herein that are not historical facts are based on current expectations, speak only as of the date of this Proxy Statement and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by such statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Dr. Milner. Although Dr. Milner believes that the assumptions underlying the forward-looking statements are reasonable as of the date of this Proxy Statement, any of the assumptions could be inaccurate and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate and therefore actual results could differ materially from those set forth in, contemplated by, or underlying those forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such forward-looking statements will be achieved. Except to the extent required by applicable law, Dr. Milner will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any forward-looking statements herein to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

HOW TO VOTE

Generally

According to the Company’s Articles and applicable law, each director nominated for election is elected, and each other proposal is approved, if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or proposal, or (ii) on a poll, a majority of the Shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. Abstentions and broker non-votes will have no effect on the vote outcome. As a result, your vote is extremely important. We urge you to vote FOR the Proposals on the BLUE proxy card.

If you attend the General Meeting in person and you beneficially own Shares but are not the record owner, including if your Shares are represented by ADSs, your mere attendance at the General Meeting WILL NOT be sufficient to vote your Shares or to cancel your prior given proxy card. If your Shares are represented by ADSs you will need to provide voting instructions for your Shares to the Depositary of the Shares in advance of the meeting in accordance with the materials (i.e., explanatory documentation and instructions) distributed to you by the Depositary to such effect pursuant to the Deposit Agreement (as hereinafter defined).

YOUR FAILURE TO ACT ACCORDING TO PROPER VOTING PROCEDURE COULD NEGATE YOUR INTENDED VOTE. IF YOU HAVE ANY QUESTIONS ABOUT THAT PROCESS OR REQUIRE ANY OTHER ASSISTANCE WITH EXECUTING YOUR PROXY AND VOTING, PLEASE CONTACT:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Shareholders in North America call: (877) 797-1153

Shareholders outside North America call: (781) 575-2137

By Email: FocusAbcam@Georgeson.com

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This Proxy Statement, as well as other proxy materials distributed by or for Dr. Milner regarding the General Meeting, will be available free of charge online at www.abcamfocus.com.

Only holders of record of Shares as of the close of business on a record date to be announced by the Company (the “Record Date”) will be entitled to notice of, and to attend and to vote at, the General Meeting and any adjournments, postponements or continuations thereof. We expect the Company will disclose the number of shares issued and outstanding as of the Record Date at or about the time it announces the Record Date and the General Meeting date.

Shareholders of record at the close of business on the Record Date will be entitled to one vote on each matter to be voted upon at the General Meeting for each Share held on the Record Date. The Record Date will be a weekday that precedes the General Meeting by at least 48 hours, and it will be posted online at www.abcamfocus.com promptly after the Company announces it. The Record Date also should be reported to you by Company, and the Company and Dr. Milner are both likely to release public statements disclosing it. You are encouraged to check www.abcamfocus.com frequently for updates.

Quorum; Voting Procedures

Abcam is registered in England & Wales and is therefore subject to the Companies Act, which, together with the Articles, governs the processes for shareholder voting at general meetings. There are a number of differences between English and U.S. law in relation to voting. At a General Meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded (either before or immediately after the result of a show of hands on that resolution is declared or on the withdrawal of any other demand for a poll) by (a) at least five shareholders of the Company entitled to vote at the meeting,1 (b) a shareholder or shareholders of the Company representing not less than ten percent of the total voting rights of all shareholders having the right to vote at the meeting (excluding any voting rights attached to Shares in the Company that are held as treasury shares)2 or (c) a shareholder or shareholders of the Company holding Shares conferring a right to vote at the meeting being Shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all Shares conferring that right (excluding any Shares in the Company conferring a right to vote at the meeting that are held as treasury shares).3

Under the Articles, only holders of record of the Shares at the close of business on the Record Date, are entitled to notice of, and to attend and to vote at, the General Meeting. A large percentage of the Company’s Shares are and on the Record Date will be held in the name of Citibank, N.A., as Depositary, (the “Depositary”) which issues Company-sponsored American Depositary Shares (“ADSs”) which, in turn, each represent one Share. With respect to all matters to be voted on at the General Meeting, each Shareholder present will have one vote according to a procedure known as voting by a show of hands, unless demand is made for a vote on a poll, in which case each Shareholder will get one vote per Share held.4

The presence, in person or by proxy, of at least two Shareholders who hold Shares as of the Record Date will constitute a quorum under English law for the transaction of business at the General Meeting.5 If a quorum is not present, then the meeting shall be dissolved and rescheduled on a date selected by the Chairman, but not fewer than 10 clear days after the General Meeting (an “adjournment”). The Articles state that, at any adjournment of the General Meeting, if a quorum is not present within 15 minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum.6

1 Companies Act, Article 321(2)(a)

2 Companies Act, Article 321(2)(b)

3 Companies Act, Article 321(2)(c)

4 Articles, Section 78.11; 78.2

5 Companies Act, Article 318

6 Articles, Section 66.1; 66.2

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The Companies Act and Abcam’s Articles state that a poll may be demanded by (a) the chairman of the meeting7, (b) not fewer than five shareholders present in person or by proxy and having the right to vote on the meeting resolution,8 (c) any shareholder(s) present in person or by proxy and representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any Shares held in treasury)9 or (d) any shareholder(s) present in person or by proxy and holding Shares in the Company conferring a right to vote on the resolution being Shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the Shares conferring that right (excluding any Shares held in treasury).10

If the Company should attempt to conduct voting at the General Meeting by a show of hands, Dr. Milner intends to demand a poll so as to ensure each Shareholder gets one vote per Share held, so long as at least four other Shareholders join him in that demand at the General Meeting as applicable rules provide.

Persons who own Shares indirectly on the Record Date through a brokerage firm, bank or other financial institution, including persons who own Shares in the form of ADSs through the Depositary, must return a voting instruction form to have their Shares or the Shares underlying their ADSs, as the case may be, voted on their behalf.11 Under U.S. national securities exchange rules, if such person does not provide voting instructions, their brokerage firm, bank or other financial institution is only allowed to vote their shares on routine matters and cannot vote their shares on any non-routine matter. A “broker non-vote” occurs when a brokerage firm, bank, or other financial institution holding the shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the brokerage firm, bank or financial institution does not have discretionary voting power and has not received instructions from the beneficial owner as to how to vote such shares. We are not aware of any routine matters being presented at the General Meeting. For non-routine matters, brokers, or other nominees, do not have authority, discretionary or otherwise, to vote the shares of a beneficial owner unless they receive proper instructions to do so from the beneficial owner in a timely manner.

We encourage you to provide voting instructions to your brokerage firm, bank or other financial institution by giving your proxy to them as promptly as possible to ensure that your Shares will be voted at the General Meeting according to your instructions. You should receive directions from your brokerage firm, bank or other financial institution about how to submit your proxy to them at the time you receive this Proxy Statement. Instructions regarding how to vote and how to submit your vote will be provided on each proxy card and voting instruction form you will receive, and you are encouraged to follow those instructions carefully and submit your vote in a timely manner. If you have any questions about completion or submission of the form, contact Georgeson utilizing the contact information provided in this Proxy Statement.

At the General Meeting, broker non-votes and abstentions will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the General Meeting is described below.

Vote Required for Approval

Proposals 1, 2 and 3 – Removal of Certain Directors from the Board. These proposals will be approved if (i) on a show of hands, a majority of Shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the Shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal 4 – Removal of New Directors. This proposal will be approved if (i) on a show of hands, a majority of Shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the Shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal 5 – Election of Dr. Milner to the Board. This proposal will be approved if (i) on a show of hands, a majority of Shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the Shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal 6 – Appointment of Dr. Milner to Executive Chairman. This proposal will be approved if (i) on a show of hands, a majority of Shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the Shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

7 Articles, Section 72.1

8 Companies Act, Article 321(2)(a)

9 Companies Act, Article 321(2)(b)

10 Companies Act, Article 321(2)(c)

11 §4.10 of the Deposit Agreement

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Proposal 7 – Search for and Appointment of New Directors. This proposal will be approved if (i) on a show of hands, a majority of Shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the Shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal 8 – Expense Reimbursement. This proposal will be approved if (i) on a show of hands, a majority of Shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the Shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

HOW TO VOTE

Direct Shareholders

As explained in the detailed instructions on your BLUE Proxy Card, there are three ways Persons who hold Shares registered in their own name the Record Date may vote. Such Persons may:

1.	Mark, sign, date and lodge the enclosed BLUE Proxy Card (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarized copy of such power of attorney or other authority)), by delivering the proxy either by hand or by post, at the offices of the Company’s registrars, Equiniti Limited of Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, United Kingdom (the “Registrars”), so as to be received by a date and time to be announced by the Company, which date is expected to be approximately two days before the General Meeting (the “Ordinary Share Instruction Date”) – each proxy properly tendered will, unless otherwise directed by the Shareholder, be voted FOR proposals 1 through 8 described herein to be proposed at the General Meeting and in the proxy holders’ discretion as to other matters that may properly come before the General Meeting;

2.	Vote in person by submitting a written ballot in person at the General Meeting; or

3.	Shareholders are entitled to execute and return a proxy card the Company may send, even if voting in favor of some or all of the proposals at the annual meeting. However, Dr. Milner encourages all Shareholders to vote in favor of the proposals on the BLUE proxy card so that he will have an accurate assessment of votes.

The Articles provide that Persons who own Shares who desire to attend a general meeting must have their names entered on the Register at a time specified in the notice of meeting, but which is not more than 48 hours before the time fixed for the meeting.12

Regardless of whether you are able to attend the General Meeting, you are urged to complete the enclosed BLUE Proxy Card and lodge it at the office of the Registrars so as to be received by no later than the Ordinary Share Instruction Date. All valid proxies received prior to the meeting will be voted. If you specify a choice with respect to any item by marking the appropriate box on the proxy, the Shares will be voted in accordance with that specification. IF NO SPECIFICATION IS MADE, ALL SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

Indirect Shareholders, including ADS Holders

Persons who hold ADSs through a bank, broker or other nominee on the Record Date should receive documentation and instructions for voting such ADSs at the General Meeting, including the ADS voting instruction form, through such intermediary. Please follow the instructions you receive from that intermediary in order to cast your vote.

ADS holders are not entitled to vote directly at the General Meeting, but a Deposit Agreement dated as of October 26, 2020 (the “Deposit Agreement”), exists among the Company, the Depositary and all holders and beneficial owners of ADSs issued thereunder pursuant to which registered holders of ADSs as of the Record Date are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Shares so represented.13 The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person (if permitted) or by delivery to the Company of a proxy) the Shares registered in the name of the Depositary, in accordance with the instructions of the ADS holders. In the event that the Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the Depositary is to vote the Shares represented by such holder’s ADSs, the Depositary will deem such ADS holder (unless otherwise specified in the notice distributed to ADS holders) to have instructed the Depositary to vote in favor of the items set forth in such voting instructions.14 Instructions from ADS holders must be sent to the Depositary so that the instructions are received by a date and time to be announced by the Company, which date is expected to be approximately a week before the General Meeting (the “ADS Instruction Date”). Shares represented by the ADSs for which ADS holders have not timely submitted valid voting instructions to the Depositary shall not be voted unless exceptions apply pursuant to §4.10 of the Deposit Agreement. ADS holders are therefore strongly encouraged to submit their voting instruction form as soon as possible.

12 Articles Section 58.3

13 §4.10 of the Deposit Agreement

14 §4.10 of the Deposit Agreement

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Persons who own Shares indirectly on the Record Date through a bank, broker or other nominee, must return a voting instruction form to such bank, broker or other nominee to have their Shares voted on their behalf. We encourage you to provide voting instructions to your bank, broker or other nominee by giving your proxy to them as promptly as possible to ensure that your Shares will be voted at the General Meeting according to your instructions. You should receive a BLUE voting instruction form from your bank, broker or other nominee about how to submit your voting instructions to them at the time you receive this Proxy Statement.

Proxy Procedures

IN ORDER TO SUPPORT THE NOMINEES AND VOTE AS RECOMMENDED IN THIS PROXY STATEMENT AT THE GENERAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND LODGE IT AT THE OFFICE OF THE REGISTRARS SO AS TO BE RECEIVED BY NO LATER THAN THE DATE SPECIFIED IN THE INSTRUCTIONS YOU WILL RECEIVE FROM YOUR INTERMEDIARY. IF YOUR SHARES ARE REPRESENTED BY AMERICAN DEPOSITARY SHARES AND HELD BY THE DEPOSITARY, OR IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO SUPPORT THE NOMINEES AND VOTE AS RECOMMENDED IN THIS PROXY STATEMENT AT THE GENERAL MEETING, YOU MUST OBTAIN, COMPLETE AND TIMELY RETURN THE PROXY CARD ISSUED IN YOUR NAME BY THAT INTERMEDIARY AND FOLLOW THE VOTING AND SUBMISSION INSTRUCTIONS PROVIDED BY THAT INTERMEDIARY.

IF YOU ARE UNCLEAR ABOUT THE SUBMISSION DEADLINE OR THE SUBMISSION PROCEDURE OR ANY OTHER ASPECT OF THE VOTING PROCESS, PLEASE CONTACT GEORGESON FOR ASSISTANCE UTILIZING THE CONTACT INFORMATION PROVIDED ABOVE.

Only holders of record as of the close of trading on the Nasdaq on the Record Date will be entitled to vote. If you were a holder of Shares or an ADS holder of record on the Record Date, you will retain your voting rights at the General Meeting even if you sell such Shares or ADSs after the Record Date. Accordingly, it is important that you vote the Shares or ADSs held by you on the Record Date, or grant a proxy to vote such Shares or ADSs, even if you sell such Shares or ADSs after the Record Date.

Revocation of Proxies

Direct Shareholders

Persons who hold Shares directly may revoke or change their proxy instructions at any time prior to the vote at the General Meeting by:

•

 submitting a properly executed, subsequently dated, and lodged proxy card that will revoke all prior voting instructions or proxy cards, including any proxy cards that you may have submitted to Abcam; or

•	attending the General Meeting and withdrawing your proxy by voting in person (although attendance at the General Meeting will not in and of itself constitute revocation of a proxy).

Although a revocation is effective if delivered to Abcam, Dr. Milner requests that either the original or a copy of any revocation be mailed to him c/o Georgeson, Moor House, 120 London Wall, London, EC2Y 5ET, so that he will be aware of all revocations.

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IF YOU PREVIOUSLY SIGNED AND RETURNED A PROXY CARD TO ABCAM, WE URGE YOU TO REVOKE IT BY (1) MARKING, SIGNING AND DATING THE BLUE PROXY CARD AND LODGE IT AT THE OFFICE OF THE REGISTRARS SO AS TO BE RECEIVED BY NO LATER THAN THE ORDINARY SHARE INSTRUCTION DATE, OR, IF THAT IS NOT PRACTICAL FOR YOU, BY (2) ATTENDING THE GENERAL MEETING AND VOTING IN PERSON.

Indirect Shareholders, including ADS Holders

Persons who hold Shares represented by ADSs or held by a bank, broker or other nominee and who wish to change or revoke their voting instructions should contact such intermediary for information on how to do so. Indirect shareholders are therefore strongly encouraged to submit their voting instructions as soon as possible. Keep in mind that only your last-dated instructions will be considered in the vote tabulations. Instructions from ADS holders must be sent to the Depositary so that the instructions are received by no later than the ADS Instruction Date.

Delivery of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the document to you if you call or write to Georgeson, at the address set forth above on the back cover of this Proxy Statement.

Cost and Method of Solicitation

Dr. Milner has retained Georgeson to conduct solicitation on his behalf, for which Georgeson is to receive a fee of up to $300,000. Dr. Milner has agreed to indemnify Georgeson against certain liabilities and expenses. Proxies may be solicited by mail, courier services, Internet, advertising, telephone, telecopier, or in person. It is anticipated that Georgeson will employ up to 20 persons to solicit proxies from Shareholders for the General Meeting. The total expenditures in furtherance of, or in connection with, the solicitation of proxies is approximately $1,000,000 to date, including the approximate $600,000 conversion fee, and is estimated to be approximately $2,500,000 in total, excluding the costs (including conversion fees, tax and other expenses) of converting Dr. Milner’s ordinary shares back into ADSs.

Dr. Milner will pay all costs associated with this solicitation as necessary and will seek reimbursement from the Company as set forth in Proposal 8.

Additional Information

Certain information relating to Abcam is not included in this Proxy Statement. Such information includes interests of certain persons in matters to be acted upon at the General Meeting, the securities of Abcam held by Abcam’s directors, executive officers and 5% shareholders, information regarding the directors and management of Abcam, and the date by which proposals of security holders intended to be presented at the next annual general meeting of Shareholders must be received by Abcam. We expect such information will be provided by or otherwise made available by the Company, and Nominee takes no responsibility for the accuracy or completeness of any information contained in or taken from Abcam’s public filings or otherwise provided by Abcam.

Date: June 5, 2023

/s/ Jonathan Milner
Jonathan Milner

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ANNEX A

Statement of Dr. Milner Required to be Included in the Company’s Proxy Materials

Dear Fellow Abcam Shareholders:

As the Founder and a major investor in Abcam plc (“Abcam” or “the Company”), I write to share steps I am taking to call an Extraordinary General Meeting (“EGM”) to give us, the Company’s shareholders, an opportunity to vote for much-needed change in the boardroom in order to refocus the Company on driving shareholder value. I seek the position of Executive Chairman to help restore Abcam’s financial and operational performance and improve the share price by giving the Company more effective Board-level leadership.

I founded Abcam in 1998 and led the Company’s listing on the London Stock Exchange in 2005, resulting in a ca. 2,000% share price uplift and culminating in Abcam becoming one of the most successful public companies, returning ca. 20x to investors by the time I handed the CEO reins over to Alan Hirzel in 2014. Continuing as Deputy Chairman, I guided Alan until October 2020 thinking the business was in strong hands and when the market capitalisation was ca. $5bn.

Since then, the Company has lost focus and significantly underperformed, with a shrinking share price while peer companies gained. Abcam and its shareholders, employees, and customers deserve better.

The current Board’s loss of focus falls under three key areas:

1.)	Poor Governance is Destroying Shareholder Value

•	The Board lacks a shareholder mindset – The Board and management own less than 1% of the Company combined. With essentially no shareholder representation, shareholder concerns are ignored and leadership operates in an ‘echo chamber.’
•	Changing Targets Masks Underperformance – Performance metrics are often altered or dropped and reporting metrics are inconsistent.
•	Lack of management accountability – A Board’s role is to hold the executive team accountable for results and, under the current Chairman, this Board has failed.
•	Remuneration Program is not tied to effective performance metrics – The 2021 Performance Growth Incentive Plan (PGIP) is unfit for purpose, lacking transparency and performance-aligned compensation incentives.
•	Nasdaq listing was poorly executed – The filing of SEC disclosure ‘weakness in financial controls’ shows lack of preparedness. The Nasdaq listing looks to have been a push for higher remuneration.
•	Shareholder rights are being eroded – The ADR Agreement with Citibank of 26 October 2020 left out the right for significant shareholders to call an EGM, a right enshrined in UK law. This omission constitutes a serious breach.

2.)	Abcam Lacks a Culture of Focus and Execution

•	Lack of focus distracts from core competencies – Abcam has drifted away from its core competency: being the best in the world at antibodies.
•	Poorly implemented Enterprise Resource Planning (ERP) – For two consecutive years the ERP has failed and resulted in lost revenues, customers, and market share.
•	Poor execution of the 5-year plan – There are only 18 months left to execute the 5-year plan successfully (which was extended by six months due to the change in year end, but with the same targets).
•	Margins have been cut in half – Poor execution on ERP, operations and integrations has eroded operating margins. In FY2022 margins were ca. 50% less than FY2019 after adjusting for share-based payments on a like-for-like basis.

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3.)	Costs Are Poorly Controlled

•	Operating costs are far outrunning revenue growth – These have increased by 17.7% (excl. amortization and share-based payments) against an 8% revenue growth rate at CER.
•	A lack of focus and over-spending has driven increased impairments – These total almost $64m in the past 4 years - 2022 Firefly - $23m (following failed sale), 2021 Axiomx - $19m (representing 90% of the upfront acquisition values of $28m and $20m respectively) and the ERP of $18m.
•	Blinkered obsession on top line has negatively impacted shareholder value – To the detriment of shareholders and the bottom line (e.g., no dividend for 3 years).
•	Return on Capital Employed (ROCE) has been cut in half – ROCE measures the quality of management, execution, and spending discipline in investment in growth. It has slipped from consistently greater than 20% under my watch to less than 9% today - even after adjusting for share-based payments.
•	Recent cost cutting promises lack details – This has led to a knee-jerk announcement to save £15m in costs in the seven months remaining of this fiscal year issued by Abcam on 4th May 2023 without a detailed plan.

The potential of Abcam to create shareholder value remains enormous.

Should I succeed in becoming Executive Chairman my six pledges to you are:

1.	My leadership will refocus and re-energize the Board and management team.
2.	We will rapidly restore focus around execution, cost control, transparent investor relations, and executive accountability.
3.	We will double down on our core competency – being best in the world at antibodies and protein-research tools.
4.	We will restore a laser-sharp focus on costs and capital allocation to rapidly return to strong margins and EPS.
5.	We will return to building sustainable shareholder value in the short, medium and long term.
6.	I will work tirelessly at the heart of Abcam to achieve the above on behalf of all shareholders, employees and customers.

I urge shareholders to vote for the proposals outlined below, which will include:

1.	The removal of Peter Allen, Michael Baldock, and Sally Crawford from office as Directors of the Company.
2.	The removal of any Director appointed after the Company’s receipt of the request to convene an EGM and before the occurrence of the meeting.
3.	The election of Jonathan Milner as a Director and appointment as Executive Chairman of the Board.
4.	A non-binding shareholder resolution to the Board to conduct a thorough search for candidates and appoint at least two other independent, highly qualified Directors to the Board promptly after the meeting.
5.	Company reimbursement of expenses of Jonathan Milner and affiliates incurred in connection with the foregoing matters.

With the help of your vote, I believe that together we can restore Abcam to the valuation it deserves.

We understand that this document is being included in the Company’s proposals as the law requires, and we are encouraging you to vote per instructions you will receive with your proxy materials.

Yours faithfully,

Jonathan Milner

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ANNEX B

Dr. Milner’s Beneficial Ownership of Company Securities

As of the date of publication of this Proxy Statement, Dr. Milner may be deemed to beneficially own, within the meaning of Rule 13d-3 under the Exchange Act, 14,431,202 Shares, representing approximately 6.28% of outstanding Shares. Percentages of outstanding Shares stated here are based upon the 229,723,147 Shares stated to be outstanding as of May 17, 2023 by the Company in its Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 17, 2023. Dr. Milner personally holds 11,700,200 Ordinary Shares and 33,653 American Depository Shares, and has authority to vote Shares beneficially owned by certain limited liability companies, and disclaims beneficial ownership of Shares owned by his spouse except to the extent of his pecuniary interest in those Shares.

Summary Table of Dr. Milner’s Trading in Company Securities

The following table indicates the date of each purchase and sale of securities of the Company of Dr. Milner within the past two years and the number of securities in each such transaction. No part of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Purchased/(Sold)
Dr. Jonathan Milner	5-Nov-21	(112,210)
Dr. Jonathan Milner	9-Dec-21	(133,178)
Dr. Jonathan Milner	24-Dec-21	(16)
Dr. Jonathan Milner	29-Dec-21	(9,372)
Dr. Jonathan Milner	30-Dec-21	(170,000)
Dr. Jonathan Milner	30-Dec-21	(146,451)
Dr. Jonathan Milner	11-Jan-22	(1)
Dr. Jonathan Milner	23-Sep-22	(94,769)
Dr. Jonathan Milner	14-Oct-22	(9,333.00)*
Dr. Jonathan Milner	14-Oct-22	(9,333)*
Dr. Jonathan Milner	14-Oct-22	(9,333)*
Dr. Jonathan Milner	14-Oct-22	(12,000)*
Dr. Jonathan Milner	17-Oct-22	(14,000)*
Dr. Jonathan Milner	17-Oct-22	(1)*
Dr. Jonathan Milner	28-Oct-22	(14,000)*
Dr. Jonathan Milner	28-Oct-22	(14,000)*
Dr. Jonathan Milner	28-Oct-22	(12,000)*
Dr. Jonathan Milner	4-Nov-22	(11,000)*
Dr. Jonathan Milner	5-Dec-22	(14,000)*
Dr. Jonathan Milner	26-Jan-23	(9,901)
Dr. Jonathan Milner	26-Jan-23	(15,099)
Dr. Jonathan Milner	17-Apr-23	(65,000)
Dr. Jonathan Milner	19-Apr-23	(54,996)
Dr. Jonathan Milner	19-Apr-23	(10,004)
Dr. Jonathan Milner	20-Apr-23	(65,000)
Dr. Jonathan Milner	25-Apr-23	(65,000)

* Denotes a gift

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IMPORTANT

Your vote is important, no matter how many Shares or ADSs you own.

We urge you to vote:

•	FOR the removal of Mr. Allen from the Board
•	FOR the removal of Mr. Baldock from the Board
•	FOR the removal of Ms. Crawford from the Board
•	FOR the removal of any directors appointed to the Board after May 30, 2023
•	FOR the appointment of Dr. Milner to the Board
•	FOR the appointment of Dr. Milner serve as Executive Chairman
•	FOR the appointment of new independent directors, and
•	FOR expense reimbursement, all as set forth in the Proposals.

1.	If your Shares are registered in your own name, please mark, sign and date the enclosed BLUE Proxy Card and lodge it at the office of the Registrars so as to be received by no later than the Ordinary Share Instruction Date.

2.	If your Shares are represented by ADSs or held by a bank, broker or other nominee, you should direct your intermediary to vote your Shares in accordance with any instructions provided by that intermediary.

If you have any questions or require any assistance in executing or delivering your proxy, please call:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Shareholders in North America call: (877) 797-1153

Shareholders outside North America call: (781) 575-2137

By Email: FocusAbcam@Georgeson.com

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BLUE PROXY CARD

ABCAM PLC

THIS PROXY IS SOLICITED ON BEHALF OF DR. JONATHAN MILNER

I/We:

(Enter name(s) in full block capital letters, please)

Of:

being (a) member(s) of Abcam plc (the “Company”) hereby appoint each of Dr. Jonathan Milner, Mr. Cas Sydorowitz, Richard Brand, Esq., and Michael Newell, Esq., acting alone or together, as my/our proxy to attend, speak, and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at, and in their discretion on other matters that may properly come before, the General Meeting of Shareholders which is to be held at the Company’s offices at Discovery Drive, Cambridge Medical Campus, Cambridge, CB2 0AX, United Kingdom or another location to be announced by the Company, on or before July 18, 2023, and at any prior date, adjournments, postponements or continuations thereof.

I/We instruct my/our proxy to vote as follows:

	Resolutions	For	Against	Abstain (see n.2)
1.	That Peter Allen be removed from office as a director of the Company with immediate effect.
2.	That Michael S. Baldock be removed from office as a director of the Company with immediate effect.
3.	That Sally W. Crawford be removed from office as a director of the Company with immediate effect.
4.	That in the event any director of the Company is appointed after the Company’s receipt of the general meeting request dated May 30, 2023 and prior to this meeting, each such director be removed from office as a director of the Company with immediate effect.
5.	That Dr. Jonathan Milner, having consented to act, be appointed as a Director of the Company with immediate effect.
6.	That Dr. Jonathan Milner, having been appointed a Director of the Company, be further appointed to the position of Executive Chairman of the Company with immediate effect.
7.	That it is the consensus of the shareholders that, promptly after the conclusion of this meeting, the Board of Directors shall conduct a thorough search for candidates and shall appoint at least two additional, independent, highly qualified Directors to the Board whose qualifications will include significant capital allocation and biotechnology company operating experience.
8.	That the expenses incurred by Dr. Milner and those acting on his behalf in connection with his engagement with the Company in respect of the request to convene a general meeting be reimbursed by the Company.
Dated

This proxy, when properly executed, will be voted in the manner directed therein. If no such direction is made, this proxy will be voted FOR resolutions 1 through 8.

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Notes:

1.	Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, this proxy will be voted FOR proposals 1 through 8.

2.	If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution.

3.	The form of proxy should be signed and dated by the member or his attorney duly authorized in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorized. Any alteration made to the form of proxy should be initialed.

4.	To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarized copy of such power of attorney or other authority) must be signed and dated and lodged, by delivering the proxy either by hand or by post, at the Company’s registrars at the address below, so as to be received by a date and time to be announced by the Company, which date is expected to be approximately two days before the General Meeting.

5.	In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).

6.	Completion and return of a form of proxy will not preclude a member from attending, speaking and voting at the meeting or any adjournment thereof in person. If a proxy is appointed and the member attends the meeting in person, the proxy appointment will automatically be terminated.

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